Exhibit 10.5
FIRST AMENDMENT TO
EXECUTIVE SEVERANCE AND RETENTION AGREEMENT
          This First Amendment (the “Amendment”) to the Executive Severance and Retention Agreement (the “Agreement”) dated as of August 2, 2008 by and between Bookham, Inc., the predecessor to Oclaro, Inc., a Delaware corporation (the “Company”) and Jerry Turin (the “Executive”) is made effective as of this 14th day of December, 2010 (the “Effective Date”).
PREAMBLE
          WHEREAS, the Executive and the Company desire to update the Agreement to address certain provisions therein to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Section 409A”); and
          WHEREAS, the Agreement provides that it may be amended by a written instrument executed by the parties thereto.
AGREEMENT
          NOW THEREFORE, effective as of the Effective Date, the parties hereto agree as follows:
1.	Section 1.5 (Definition of “Good Reason”) is hereby deleted in its entirety and replaced with the following:
     “1.5 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below.
     (a) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the definitive written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of a resolution providing for a Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”);
     (b) a material diminution in the Executive’s base compensation as in effect on the Measurement Date or as the same may be increased from time to time thereafter;
     (c) a change by the Company in the location at which the Executive performs Executive’s principal duties for the Company to a new location that is both (i) outside a radius of 35 miles from the Executive’s principal residence immediately prior to the Measurement Date and (ii) more than 20 miles from the location at which the Executive performed Executive’s principal duties for the Company immediately prior to the Measurement Date; or
     (d) any other action or inaction that constitutes a material breach by the Company of this Agreement.”
2.	Section 3.1 (Termination of Employment without Cause) is hereby deleted in its entirety and replaced with the following in lieu thereof:
     “3.1 Termination of Employment Without Cause or Upon Death. Subject to the terms and conditions set forth in Section 8.14, in the event that the Executive’s employment is terminated because of the death of the Executive or by the Company without Cause at any time prior to a Change in Control (such date of termination or death, the “Section 3 Date of Termination”), the Executive (or Executive’s heirs) shall be entitled to the following aggregate benefits:
     (a) The sum of (i) the Executive’s Target bonus approved by the Company’s Compensation Committee for the then current bonus payment period, multiplied by a fraction, the numerator of which is the number of days preceding the Section 3 Date of Termination in the current bonus period and the denominator of which is the total number of days in the current bonus period (the “Pro-Rata Bonus”), (ii) any prior period bonus approved by the Board or the Compensation Committee of the Board but not paid, (iii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued base salary and/or vacation pay to the Section 3 Date of Termination, in each case to the extent not previously paid (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as “Accrued Obligations”), payable in a lump sum in cash on the first business day that is at least 30 days following the Section 3 Date of Termination.
     (b) An amount equal to Executive’s base salary then in effect multiplied by a fraction, the numerator of which shall be (i) the sum of eight (8) plus one (1) for each whole year of the Executive’s employment by the Company, but in no event more than eighteen (18), measured from the Section 3 Date of Termination (the “Section 3 Termination Payment Period”), and (ii) the denominator of which shall be twelve (12), which amount shall be paid as a lump sum cash payment basis on the first business day that is at least 30 days following the Section 3 Date of Termination (subject to Section 3.2 below). Existing option, restricted stock and other equity awards will continue to be governed by the terms of their respective grants and plan provisions.”
3.	Section 3.2 (Release) is hereby deleted in its entirety and replaced with the following:
     “3.2 Release. The payment to the Executive (or Executive’s heirs) of the amounts and benefits payable under Sections 3.1(a)(i) and 3.1(b) shall be contingent upon (i) the execution by the Executive (or Executive’s heirs) of a separation agreement and release in a form reasonably acceptable to the Company and substantially as set forth in Exhibit A to this Agreement (the “Executive Release”) and upon the Executive Release becoming effective in accordance with its terms within 30 days following the Section 3 Date of Termination and (ii) agreement by the Executive to standard confidentiality obligations, a non-solicitation of Company customers for six-months following the Section 3 Date of Termination and a non-solicitation of Company employees for twelve-months following the Section 3 Date of Termination.”
4.	The Agreement is hereby amended to add the following Section 3.3 thereto:
     “3.3 Sole Remedy. The payments under this Section 3 constitute the sole remedy of the Executive as a result of the circumstances set forth in this Section 3.”
5.	Section 4.1(d) is hereby amended by adding the following sentence to the end thereto:
     “Notwithstanding the foregoing, such occurrence shall not be deemed to constitute Good Reason unless (i) within 30 days of the Company’s receipt of the Notice of Termination, such event or circumstance has not been fully corrected and the Executive has not been reasonably compensated for any losses or damages resulting therefrom and (ii) the Executive’s Date of Termination occurs within two years following the Company’s receipt of the Notice of Termination.”
6.	Section 4.2.1 (Stock Acceleration) is hereby deleted in its entirety and replaced with the following in lieu thereof:
     “4.2.1. Stock Acceleration. If the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive (or Executive’s heirs) shall become immediately exercisable in full and shares of Common Stock of the Company received upon exercise of any options will no longer be subject to a right of repurchase by the Company, (b) each outstanding restricted stock award or restricted stock unit shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company and (c) notwithstanding any provision in any applicable option agreement to the contrary, each such option shall continue to be exercisable by the Executive (to the extent such option was exercisable on the Date of Termination) until the earlier of (i) a period of six months following the Date of Termination and (ii) the original expiration date of such option.”

7.	Section 4.2.2 (Compensation) is hereby deleted in its entirety and replaced with the following in lieu thereof:
     “4.2.2. Compensation. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, the Executive shall be entitled to the following additional benefits:
     (a) Termination Upon Death, Without Cause or for Good Reason. Subject to the terms and conditions set forth in Sections 4.4 and 8.14, if the Executive’s employment with the Company is terminated (i) because of the death of the Executive or (ii) by the Company (other than for Cause) or by the Executive for Good Reason in each case within 12 months following the Change in Control Date, then the Executive shall be entitled to a lump sum payment in cash, payable on the first business day that is at least 30 days after the Date of Termination, of the aggregate of the following amounts:
     (1) the Accrued Obligations; and
     (2) the amount equal to Executive’s base salary then in effect multiplied by a fraction, the numerator of which shall be (a) the sum of eight (8) plus one (1) for each whole year of the Executive’s employment by the Company, but in no event more than eighteen (18), measured from the Termination Date (the “Termination Payment Period”), and (b) the denominator of which shall be twelve (12) (such amount the “Change in Control Severance”).
     (b) Resignation Without Good Reason or Disability. Subject to the terms and conditions set forth in Sections 4.4 and 8.14, if the Executive voluntarily terminates Executive’s employment with the Company following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s Disability, then the Company shall pay the Executive in a lump sum in cash on the first business day that is at least 30 days after the Date of Termination, the Accrued Obligations.”
8.	Section 4.3(d) is hereby deleted in its entirety and replaced with the following in lieu thereof:
     “(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.3(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that Executive disagrees with such determination, in which case Executive shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 4.3(b) Override is applicable. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4.3, then the Payments shall be reduced or eliminated, as determined by the Company, in the following order: (W) any cash payments, (X) any taxable benefits, (Y) any nontaxable benefits, and (Z) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in accordance with the preceding sentence. If the Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Bank of America, compounded monthly from the date that such payments originally were due.”
9.	Section 4.4 (Payments subject to 409A) is hereby deleted in its entirety and replaced with the following in lieu thereof:
     “4.4 Release. The payment to the Executive (or the Executive’s heirs) of both the Pro-Rata Bonus portion of the Accrued Obligations and the Change in Control Severance in the event of a termination pursuant to Section 4.2.2(a) shall be contingent on (i) the execution by the Executive (or the Executive’s heirs) of the Executive Release and upon the Executive Release becoming effective in accordance with its terms within 30 days following the Date of Termination and (ii) agreement by the Executive to standard confidentiality, a non-solicitation of Company customers for six-months following the Change in Control and a non-solicitation of Company employees for twelve months following the Change in Control.”
10.	The Agreement is hereby amended to add the following Section 4.5 thereto:
     “4.5 Sole Remedy. The payments under this Section 4 constitute the sole remedy of the Executive in the circumstances set forth in this Section 4.”
11.	Sections 5.1 (Settlement of Disputes) is hereby amended by replacing the reference to “Section 4” with “Sections 3 and 4”.
12.	Section 5.2 (Expenses) is hereby deleted in its entirety and replaced with the following in lieu thereof:
     “5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest by the Company, the Executive or others regarding the validity or enforceability of, or liability under, Sections 3 and 4 of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement); provided that Executive prevails in the outcome of such claim or contest. Notwithstanding the foregoing, (i) the expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year and (ii) the right to reimbursement is not subject to liquidation or exchange for another benefit.”
13.	Section 5.3 (Compensation During a Dispute) is hereby amended by (i) deleting the words “If the”at the beginning thereto and replacing such language with the following: “Subject to any limitations under Section 409A, if the”.
14.	Section 8.4 (Exclusive Severance Benefits) is hereby amended by replacing the reference to “employment without” in the fourth line thereto with the word “employment”.
15.	Section 8.5 (Mitigation) is hereby amended by deleting the second sentence thereto and replacing it with the following:
     “Further, the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.”

16.	Section 8.13 (Executive’s Acknowledgments) is hereby deleted in its entirety and replaced with the following in lieu thereof:
“The Executive acknowledges that Executive: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; and (c) understands the terms and consequences of this Agreement.”
17.	Section 8.14 (Section 409A) is hereby deleted in its entirety and replaced with the following in lieu thereof:
     8.14 Payments Subject to Section 409A. Subject to the provisions in this Section 8.14, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the Section 3 Date of Termination or the Date of Termination, as applicable. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement.
        8.14.1 It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
        8.14.2 If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
        8.14.3 If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
          (a) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
          (b) Each installment of the severance payments and benefits due under this Agreement that is not described in Section 8.14.2 above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.
        8.14.4 The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).
        8.14.5 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
        8.14.6 Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
        IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date set forth above.

OCLARO, INC.

By: Its:	/s/ Alain Couder Chief Executive Officer

/s/ Jerry Turin Jerry Turin